Exhibit 99.1

Global Crossing and Asia Global Crossing End Merger Discussions

Hamilton, Bermuda - November 5, 2001 - Asia Global Crossing Ltd. (NYSE: AX) and Global Crossing Ltd. (NYSE: GX) announced today that, due to current market conditions, they have terminated discussions regarding a merger.
The parties said that they may re-evaluate the merits of a merger in the future.

About Global Crossing

Global Crossing Ltd. (NYSE:GX) provides telecommunications solutions over the world's first integrated global IP-based network, which reaches 27 countries and more than 200 major cities around the globe. Global Crossing serves many of the world's largest corporations, providing a full range of managed data and voice products and services. Global Crossing operates throughout the Americas and Europe, and provides services in Asia through its subsidiary, Asia Global Crossing (NYSE: AX). Global Crossing Solutions provides integrated telecommunications solutions, including network outsourcing, to large global enterprises. Please visit www.globalcrossing.com or www.asiaglobalcrossing.com for more information.

About Asia Global Crossing

Asia Global Crossing (NYSE: AX), a public company whose largest shareholders include Global Crossing (NYSE: GX), Softbank (Tokyo Stock Exchange: 9984), and Microsoft (Nasdaq: MSFT), provides the Asia Pacific region with a full range of integrated telecommunications and IP services. Through a combination of undersea cables, terrestrial networks, city fiber rings and complex web hosting data centers, Asia Global Crossing is building one of the first truly pan-Asian networks, which, in combination with the worldwide Global Crossing Network, will provide the Asia Pacific region with seamless access to major business centers worldwide. As part of its strategy to provide city-to-city connectivity, Asia Global Crossing partners with leading companies in each country it connects to provide backhaul networks.

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Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; possible reductions in demand for our products and services due to competition or changes in industry conditions; changes in the nature of telecommunications regulation in the United States and other countries; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission.

Analysts/Investors Contact

Ken Simril
+ 1 310 385 5200
investors@globalcrossing.com

Press Contact Madelyn Smith
+ 1 310 385 3816
madelyn@globalcrossing.com

FOR FURTHER INFORMATION:

CONTACT ASIA GLOBAL CROSSING

Investor contact:
Asia Global Crossing Investor Relations
Los Angeles, CA
310-385-5283

Press Contact:
Madelyn Smith
+ 1 310 385 3816
madelyn.smith@asiaglobalcrossing.com
Sui Ling Cheah
Hong Kong
+852 2121 2809
sui.ling.cheah@asiaglobalcrossing.com
Selene Lo
Hong Kong
+852 2121 2828
selene.lo@asiaglobalcrossing.com